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                                                                   Exhibit 11(a)


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post-Effective Amendment No. 22 pursuant to the Securities Act of 1933 and the Amendment No. 23 to the Investment Company Act of 1940, as amended, to the Registration Statement of M.S.D.&T. Funds, Inc. on Form N-1A (File Nos. 33-27491 and 811-5782) of our report dated July 17, 1998 on our audits of the financial statements and financial highlights of the Funds, which report is included in the Annual Report to Shareholders for the year ended May 31, 1998 which is incorporated by reference in the Post-Effective Amendment Registration Statement. We also consent to the reference to our Firm under the Captions "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP


2400 Eleven Penn Center
Philadelphia, PA
July 31, 1998